Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 8 of Form S-1 of our report dated February 6, 2026, relating to the consolidated financial statements of Rubber Leaf Inc. (the Company), which is included in the Registration Statement on the Form S-1 Amendment No. 8.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

Rowland Heights, California

June 1, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.